EMPLOYMENT CONTRACT – AMENDMENT NO. 1

THIS AGREEMENT dated for reference August 31, 2006 is made

BETWEEN:

CHALK MEDIA SERVICE CORP., with an office at 2nd Floor, 1071 Mainland Street, Vancouver, British Columbia, V6B 5P9

(herein called the “Company”)

AND:

DAVID CHALK, of 29260 Taylor Road, Abbotsford, British Columbia V4X 2E2

(herein called “Chalk”)

WHEREAS:

A.           Chalk entered into an employment agreement (the Employment Agreement”) with Chalk.com Network (Holding) Corporation dated as of August 31, 2001 whereby Chalk was hired as a founder and performer;

B.           Chalk.com Network (Holding) Corporation assigned all of its rights and interest in the Employment Agreement to the Company and the Company agreed to perform the covenants and obligations of Chalk.com Network (Holding) Corporation thereunder, effective from March 31, 2003;

C.           Chalk and the Company both wish to amend the Employment Agreement on the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and adequacy of this consideration is acknowledged by each of the parties), the parties agree as follows:

1.           The term of the Employment Agreement shall be extended for five years so that it shall continue through to the 31st day of August, 2011. For greater certainty, section 1 of the Employment Agreement shall be amended to read as follows:

“Term. The term of this Agreement shall commence on the 31st day of August, 2001 and shall continue through to the 31st day of August, 2011 unless terminated in accordance with the provisions of this Agreement.”

2.           The monthly salary payable to Chalk under the Employment Agreement shall be increased to $30,000 per month effective from September 1, 2006. For greater certainty the first sentence of section 5 of the Employment Agreement shall be amended effective September 1, 2006 to read as follows:

             “Compensation. During the term of his employment, Chalk will be paid a base salary on the first and the fifteenth day of each month at an annual rate of $360,000 CDN dollars (the “Base Salary”), subject to increase from time to time by the Board of Directors of the Company.”

3.           The Employment Agreement continues in full force and effect, as amended hereby.

4.           This Agreement may be executed in counterparts and may be delivered by facsimile, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

This Agreement was executed and delivered effective as of the date first set out above.

CHALK MEDIA SERVICE CORP.

/s/ “David Chalk” /s/	Per:	/s/ “Grant Sutherland” /s/
DAVID CHALK		Authorized Signatory